Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69527, 333-57538, and 333-192188 on Forms S-8, and Registration Statement Nos. 33-26853 and 333-193654 on Forms S-3, of our reports dated March 7, 2014, relating to (1) the 2013 financial statements and the retrospective adjustments to the 2012 and 2011 financial statement disclosures of Media General, Inc. and subsidiaries (the “Company”) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Richmond, Virginia

March 7, 2014